Prospect Capital Declares 18th Consecutive Quarterly Dividend Increase, Representing a 17.5% Current Dividend Yield

NEW YORK, NY -- (Marketwire - March 24, 2009) - Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect" or "Company") announced today that it has declared a third fiscal quarter (for the fiscal year ending June 30, 2009) dividend of $0.405 per share.

This dividend marks the Company's 18th consecutive quarterly increase. The dividend now represents an approximately 17.5% current annualized dividend yield based on the closing stock price for March 23, 2009 of $9.27. The ex-dividend date is Friday, March 27, 2009. The record date is Tuesday, March 31, 2009. The payment date is Monday, April 20, 2009.

The Company is revising its guidance for net investment income for the quarter ending March 31, 2009. The company is projecting net investment income of $0.38 to $0.41 per share for the quarter.

Dividend History:

Dividend Per Share    Quarter Ended
------------------    -------------
$0.405                March 31, 2009
$0.40375              December 31, 2008
$0.4025               September 30, 2008
$0.40125              June 30, 2008
$0.40                 March 31, 2008
$0.395                December 31, 2007
$0.3925               September 30, 2007
$0.39                 June 30, 2007
$0.3875               March 31, 2007
$0.385                December 31, 2006
$0.38                 September 30, 2006
$0.34                 June 30, 2006
$0.30                 March 31, 2006
$0.28                 December 31, 2005
$0.20                 September 30, 2005
$0.15                 June 30, 2005
$0.125                March 31, 2005
$0.10                 December 31, 2004

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702